Exhibit 10.45

AMENDED AND RE-STATED EMPLOYMENT AGREEMENT

This Amended and Re-Stated Employment Agreement (the "Agreement"), is effective as of February 13, 2023 (the “Effective Date”), between Aytu BioPharma, Inc., a Delaware corporation headquartered at 373 Inverness Parkway, Suite 206, Englewood, CO 80112 USA, hereinafter referred to as the "Company"), and Joshua R. Disbrow (“Employee").

RECITALS

WHEREAS, the Company is a duly organized Delaware corporation, with its principal place of business within the State of Colorado, and is in the business of developing and marketing pharmaceutical products; and

WHEREAS, the Company and Employee originally entered into an Employment Agreement on April 16, 2019, which was amended on July 1, 2020, and again on April 7, 2021; and

WHEREAS, the Company and Employee desire to amend and re-state the Employment Agreement; and

WHEREAS, the Company desires assurance of the continued association and services of the Employee in order to continue to retain the Employee’s experience, skills, abilities, background and knowledge, and is willing to continue to engage the Employee’s services on the terms and conditions set forth in this Agreement; and

WHEREAS, Employee desires to be in the continued employ of the Company, and is willing to accept such continued employment on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, the parties hereto agree to the terms and conditions of this Agreement as follows:

1. Employment Term. The Company hereby agrees to continue to employ Employee and Employee hereby accepts such continued employment with the Company for a period of 12 months beginning on the Effective Date (the “Continued Term”). Upon the expiration of the Continued Term, the Agreement shall automatically renew for successive terms of 12 months each (with each such successive term constituting a “Renewal Term,” together with the Continued Term, the “Term”), unless terminated in accordance with the provisions of the Agreement. The termination of Employee's employment under the Agreement shall end the Term but shall not terminate Employee’s or the Company’s other obligations that are intended to survive the termination of this Agreement (including without limitation, the payments under Section 7 and 8 and Employee’s obligations under Section 9).

2. Position and Duties. During the Term, Employee shall serve as Chairman of the Board (Chairman) and Chief Executive Officer (CEO) of the Company, and perform such duties as are consistent with this position. The Employee shall report to the Board of Directors of the Company. During the Term, Employee shall also hold such additional positions and titles as the Board of Directors of the Company (the "Board") may determine from time to time. During the Term, Employee shall devote as much time as is necessary to satisfactorily perform his duties as CEO of the Company. Employee may engage in any civic and not-for-profit activities so long as such activities do not materially interfere with the performance of his duties hereunder or present a conflict of interest with the Company During the Term of this Agreement, Employee agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by the Employee to be adverse or antagonistic to the Company, its business or prospects, its financial position, or otherwise or in any company, person or entity that is, directly or indirectly, in competition with the business of the Company or any of its affiliates. This provision shall encompass any advisory boards of which Employee is or becomes a member of during the term hereof. Employee shall provide written disclosure to the Compensation Committee of the Company’s Board of Directors as to all advisory boards on which Employee sits, and will provide the Company with written notice within 10 business days of Employee agreeing to sit on any additional advisory boards. On termination of Employee’s employment, regardless of the reason for such termination, Employee shall immediately (and with contemporaneous effect) resign any directorships, offices or other positions that Employee may hold in the Company or any affiliate, unless otherwise agreed in writing by the parties.

3. Compensation.

(a) Base Salary. The Company shall pay Employee a base salary of $590,000 per annum, payable at least monthly on the Company's regular pay cycle for professional employees (the “Base Salary”). Except as specifically otherwise provided herein, the Base Salary may be increased only by recommendation of the Compensation Committee of the Board and ratified by the Compensation Committee or a majority of the independent members of the Board.

(b) Annual Review. The Base Salary shall be reviewed at the end of each fiscal year (the first such review to occur at the end of fiscal year 2020).

(c) Equity Compensation. Employee acknowledges that, pursuant to his original Employment Agreement dated April 16, 2019, the First Amendment to the Employment Agreement dated July 1, 2020, and the Second Amendment to the Employment Agreement dated April 7, 2021, Employee received equity and restricted shares, as well as a one-time cash payment in lieu of additional equity. Employee continues to participate in the Stock Incentive Plan and his Awards under the Stock Incentive Plan are governed by the terms thereof.

(d) Other and Additional Compensation. Subsections (a) and (c) above establish Employee’s compensation during the Term which shall not preclude the Board from awarding Employee a higher salary or any bonuses or stock options, restricted stock or other forms of additional equity awards in the discretion of the Board during the Term at any time. The Employee shall be eligible for an annual discretionary bonus (hereinafter referred to as the “Bonus”) with a target amount of sixty percent (60%) of the Base Salary, subject to standard deductions and withholdings, based on the Compensation Committee’s determination, in good faith, and based upon the Employee’s individual achievement and company performance objectives as set by the Board or the Compensation Committee, of whether the Employee has met such performance milestones as are established for the Employee by the Board or the Compensation Committee, in good faith, in consultation with the Employee (hereinafter referred to as the “Performance Milestones”). The Performance Milestones will be based on certain factors including, but not limited to, the Employee’s performance and the Company’s financial and operational performance. The Employee’s Bonus target will be reviewed annually and may be adjusted by the Board or the Compensation Committee in its discretion, provided however, that the Bonus target may only be reduced upon Employee’s written consent. The Employee must be employed on the date the Bonus is awarded to be eligible for the Bonus, subject to the termination provisions hereof. Bonuses shall be paid during the calendar quarter following the calendar quarter for which such Bonus was earned when Performance Milestones are met during a calendar quarter. Fourth quarter Bonuses and Bonuses calculated on the basis of partial Performance Milestone satisfaction shall be paid within 75 days of fiscal year-end.

4. Employee Benefits. During the Term, Employee shall be entitled to participate at the same level as other senior executive officers of the Company in any group insurance, hospitalization, medical, health and accident, disability, fringe benefit and tax-qualified retirement plans or programs of the Company now existing or hereafter established to the extent that he is eligible under the general provisions thereof. For the term of this Agreement, Employee shall be entitled to paid time off at the rate of (5) weeks per annum. In accordance with Company policy, unused paid time off may not be carried over from year to year.

5. Expenses. The Company shall reimburse Employee for actual, reasonable out-of-pocket expenses incurred by him in the performance of his services for the Company upon the receipt of appropriate documentation of such expenses which shall be submitted in such form, and with such supporting documentation, as called for or required by Company policy.

6. Termination.

(a) General. The Term shall end immediately upon Employee's death. Employee’s employment may also be terminated by the Company with or without Cause or as a result of Employee’s Disability, as defined in Section 7 or by Employee with or without Good Reason (as such terms are defined below).

(b) Notice of Termination. Either party shall give written notice of termination to the other party.

(c) Notification of New Employer. In the event that Employee leaves the employ of the Company, Employee grants consent to notification by the Company to Employee’s new employer about his rights and obligations under this Agreement and the PIA (hereinafter defined).

7. Severance Benefits.

(a) Cause Defined. “Cause” means (i) willful malfeasance or willful misconduct by Employee in connection with his employment; (ii) Employee’s conviction of, or entry of a plea of guilty to, or entry of a plea of nolo contendere with respect to, any crime other than a traffic violation or infraction which is a misdemeanor; (iii) Employee’s willful and deliberate violation of a Company policy, (iv) Employee's unintended but material breach of any written policy applicable to all employees adopted by the Company which is not cured to the reasonable satisfaction of the Board of Directors within thirty (30) business days after notice thereof; (v) the Employee’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party as to which the Employee owes an obligation of nondisclosure as a result of the Employee’s relationship with the Company, or (vi) the Employee’s willful and deliberate breach of his obligations under this Agreement..

(b) Disability Defined. "Disability" shall mean (i) Employee's incapacity due to a physical or mental condition and, if reasonable accommodation is required by law, after any reasonable accommodation, that results in Employee being substantially unable to perform his duties hereunder for six consecutive months (or for six months out of any nine month period) or (ii) a qualified independent physician mutually acceptable to the Company and Employee determines that Employee is incapacitated due to a physical or mental condition and, if reasonable accommodation is required by law, after any reasonable accommodation so as to be unable to regularly perform the duties of his position and such condition is expected to be of a permanent or near-permanent duration. Until such time as Employee is terminated for Disability under this paragraph (b), Employee shall continue to receive his Base Salary hereunder, provided that if the Company provides Employee with disability insurance coverage, payments of Employee's Base Salary shall be reduced by the amount of any disability insurance payments received by Employee due to such coverage. The Company shall give Employee written notice of termination due to Disability which shall take effect sixty (60) days after the date it is sent to Employee unless Employee shall have returned to the performance of his duties hereunder during such sixty (60) day period (whereupon such notice shall become void). In the event that the Company terminates Employee’s employment as a result of his Disability, Employee shall be entitled to the same benefits as if his employment had been terminated by the Company without Cause.

(c) Good Reason Defined. For purposes of this Agreement. “Good Reason” shall mean: : (i) there is a material reduction of the level of Employee’s compensation (excluding any bonuses) (except where there is a general reduction applicable to the management team generally, provided, however, that in no case may the Base Salary be reduced below the amount stated in Section 3(a)), (ii) there is a material reduction in Employee’s overall responsibilities or authority, or scope of duties (it being understood that the occurrence of a Change in Control shall not, by itself, necessarily constitute a reduction in Employee’s responsibilities or authority); or (iii) without Employee’s written consent, a material change in the principal geographic location at which Employee must perform his services (it being understood that the relocation of Employee to a facility or a location within forty (40) miles of the State Capitol Building in Denver, Colorado shall not be deemed material for purposes of this Agreement). No event shall be deemed to be “Good Reason” if the Company has cured the event (if susceptible to cure) within 30 days of receipt of written notice from Employee specifying the event or events which, absent cure, would constitute “Good Cause.”

(d) Accrued Compensation Defined. Accrued Compensation shall mean an amount which shall include all amounts earned or accrued by Employee through the date of termination of this Agreement but not paid as of such date, including (i) Base Salary, (ii) reimbursement for business expenses incurred by the Employee on behalf of the Company, pursuant to the Company’s expense reimbursement policy in effect at such time, (iii) any expense allowance pursuant to Company policy, (iv) accrued but unused vacation pay per Company policy, and (v) bonuses and incentive compensation earned and awarded prior to the date of termination. Accrued Compensation shall be paid on the first regular pay date after the date of termination (or earlier, if required by applicable law).

(e) Termination.

(i) Cause; Without Good Reason; Death; Disability. If the Company ends the Term for Cause, if Employee resigns as an employee of the Company for reasons other than an event of Good Reason, the Employee dies or Disability occurs , then the Company shall pay to Employee the Accrued Compensation but shall have no obligation to pay Employee any amount, whether for salary, benefits, bonuses, or other compensation or expense reimbursements of any kind, accruing after the end of the Term, and such rights shall, except as otherwise required by law or pursuant to the applicable award agreement or plan, be forfeited immediately upon the end of the Term. For the sake of clarity, any stock options, restricted stock or other equity compensation shall, to the extent vested on the date of resignation without Good Reason, the date the Company ends the Term for Cause, or the date of Employee’s death, remain outstanding and exercisable to the extent provided in the applicable award agreement or plan, by the Employee or his personal representative or executor. For the avoidance of doubt, Employee shall receive the payments specified in this Section 7(e)(i) and shall not be entitled to any other compensation that would have been made for the remainder of a Continued Term or Renewal Term or payments under any other severance plan. For example, if the Employment Period has been automatically renewed for twelve (12) months starting April 7, 2025 and Employee resigns as an employee of the Company for reasons other than an event of Good Reason on July 7, 2025, Employee shall not be entitled to receive payments for the period of July 7, 2025 through April 7, 2026; Employee will receive only the payments noted in this Section 7(e)(i). In no case shall Employee be entitled to payment for any period Employee is not performing services under this Agreement beyond the payments provided for under this Section 7(e)(i).

(ii) Without Cause; Good Reason. In the event that the Company terminates Employee’s employment hereunder without Cause, or the Employee terminates his employment with Good Reason, he shall be entitled to the Accrued Compensation and, subject to Section 21 and 22 below,

(A) A lump sum payment equal to two and one half (2.5) times his Base Salary in effect at the date of termination, less applicable withholding.

(B) Continued participation (via state or federal insurance continuation laws such as COBRA, to the extent available) in the health and welfare plans (or comparable plans, if continued participation in the Company’s plans is not available) provided by the Company to Employee at the time of termination for a period of two years from the date of termination or, if earlier, until he is eligible for comparable coverage with a subsequent employer. The Company agrees to reimburse the payments Employee makes for such coverage, whether via continuation or separate comparable policy. Premium reimbursements shall be made by the Company to Employee consistent with the Company’s normal expense reimbursement policy, provided that Employee submits documentation to the Company substantiating his payments for insurance coverage. Employee shall give the Company prompt notice of his eligibility for comparable coverage.

(C) Any severance payments and/or other separation benefits contemplated by this Agreement are conditional on Employee: (i) continuing to comply with the terms of this Agreement and the PIA (as defined herein); (ii) delivering prior to or contemporaneously with any such severance payments, and not revoking, (x) a customary general release of claims relating to Employee’s employment and/or this Agreement against the Company or its successor, its subsidiaries and their respective directors, officers and stockholders and (y) a customary affirmation of Employee’s continuing obligations hereunder and under the PIA.

(D) In the event of a termination Without Cause or Change in Control, Employee shall be paid a pro-rata amount of the target bonus determined by the percentage of time Employee was employed during the fiscal year.

(E) For the avoidance of doubt, Employee shall receive the payments specified in this Section 7(e)(ii) and shall not be entitled to any other compensation that would have been made for the remainder of a Continued Term or Renewal Term or payments under any other severance plan. For example, if the Employment Period has been automatically renewed for twelve (12) months starting April 7, 2025 and Employee resigns as an employee of the Company for an event of Good Reason on July 7, 2025, Employee shall not be entitled to receive payments for the period of July 7, 2025 through April 7, 2026; Employee will receive only the payments noted in this Section 7(e)(ii). In no case shall Employee be entitled to payment for any period Employee is not performing services under this Agreement beyond the payments provided for under this Section 7(e)(ii).

Unless otherwise required by law, no severance payments and/or benefits under this Agreement will be paid and/or provided until after the expiration of any relevant revocation period. Subject to the effectiveness of the release, the severance payments shall be paid on the first payroll date that begins 30 days after Employee’s termination of employment.

8. Change in Control Payments. The provisions of this paragraph 8 set forth the terms of an agreement reached between Employee and the Company regarding Employee's rights and obligations upon the occurrence of a "Change in Control" (as hereinafter defined) of the Company during the Term. These provisions are intended to assure and encourage in advance Employee's continued attention and dedication to his assigned duties and his objectivity during the pendency and after the occurrence of any such Change in Control. The following provisions shall apply in the event of a Change in Control, in addition to any payment or benefit that may be required pursuant to Section 7.

(a) Equity. If within 12 months after a Change in Control, Employee’s employment is terminated by the Company without Cause or by the Employee for Good Reason, all stock options, restricted stock and other stock-based grants to Employee by the Company or that may be granted in the future shall, irrespective of any provisions of his award agreements, immediately and irrevocably vest and become exercisable and any restrictions thereon shall lapse. All stock options shall remain exercisable from the date of such employment termination until the expiration of the term of such stock options.

(b) Definitions. For purposes of this paragraph 8, the following terms shall have the following meanings:

“Change in Control,” also referred to as a “Sale Event” in the Company’s Restricted Stock Award Agreement, shall mean any of the following:

(i) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity; or

(ii) a merger, reorganization or consolidation pursuant to which the holders of the Company’s outstanding voting power and outstanding stock immediately prior to such transaction do not own a majority of the outstanding voting power and outstanding stock or other equity interests of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction; or

(iii) the sale of all of the Stock of the Company to an unrelated person, entity or group thereof acting in concert; or

(iv) any other transaction in which the owners of the Company’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the Company or any successor entity immediately upon completion of the transaction other than as a result of a the acquisition of securities directly from the Company.

9. Proprietary Information and Inventions Agreement. As a condition of Employee’s employment with the Company, Employee agrees to sign the Company’s standard form of Proprietary Information and Inventions Agreement (“PIA”).

10. Successors and Assigns.

(a) Employee. This Agreement is a personal contract, and the rights and interests that the Agreement accords to Employee may not be sold, transferred, assigned, pledged, encumbered, or hypothecated by him. All rights and benefits of Employee shall be for the sole personal benefit of

Employee, and no other person shall acquire any right, title or interest under this Agreement by reason of any sale, assignment, transfer, claim or judgment or bankruptcy proceedings against Employee. Except as so provided, this Agreement shall inure to the benefit of and be binding upon Employee and his personal representatives, distributees and legatees.

(b) The Company. This Agreement shall be binding upon the Company and inure to the benefit of the Company and of its successors and assigns, including (but not limited to) any Company that may acquire all or substantially all of the Company's assets or business or into or with which the Company may be consolidated or merged. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company.

11. Entire Agreement. This Agreement (together with the equity award agreements referred to herein) represents the entire agreement between the parties concerning Employee's employment with the Company and supersedes all prior negotiations, discussions, understanding and agreements, whether written or oral, between Employee and the Company relating to the subject matter of this Agreement.

12. Amendment or Modification, Waiver. No provision of this Agreement may be amended or waived unless such amendment or waiver is agreed to in writing signed by Employee and by a duly authorized officer of the Company. No waiver by any party to this Agreement or any breach by another party of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same time, any prior time or any subsequent time.

13. Notices. Any notice to be given under this Agreement shall be in writing and delivered personally or sent by overnight courier or registered or certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below, or to such other address of which such party subsequently may give notice in writing:

If to Employee: 3631 East 7th Avenue Parkway

Denver, CO 80206

If to the Company:Aytu BioPharma, Inc.

373 Inverness Parkway

Suite 206

Englewood, Colorado 80112

Any notice delivered personally or by overnight courier shall be deemed given on the date delivered and any notice sent by registered or certified mail, postage prepaid, return receipt requested, shall be deemed given on the date mailed.

14. Severability. If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction or arbitrator acting pursuant to Section 19 below to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid and unenforceable shall not be affected, and each provision of this Agreement shall be validated and shall be enforced to the fullest extent permitted by law. If for any reason any provision of this Agreement containing restrictions is held to cover an area or to be for a length of time that is unreasonable or in any other way is construed to be too broad or to any extent invalid, such provision shall not be determined to be entirely null, void and of no effect; instead, it is the intention and desire of both the Company and Employee that, to the extent that the provision is or would be valid or enforceable under applicable law, any court of competent jurisdiction or arbitrator acting pursuant to Section 19 below shall construe and interpret or reform this Agreement to provide for a restriction having the maximum enforceable area, time period and such other constraints or conditions (although not greater than those contained currently contained in this Agreement) as shall be valid and enforceable under the applicable law.

15. Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

16. Headings. All descriptive headings of sections and paragraphs in this Agreement are intended solely for convenience of reference, and no provision of this Agreement is to be construed by reference to the heading of any section or paragraph.

17. Withholding Taxes. All salary, benefits, reimbursements and any other payments to Employee under this Agreement shall be subject to all applicable payroll and withholding taxes and deductions required by any law, rule or regulation of and federal, state or local authority.

18. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together constitute one and same instrument. The parties agree that facsimile signatures shall have the same force and effect as original signatures.

19. Applicable Law; Arbitration. The validity, interpretation and enforcement of this Agreement and any amendments or modifications hereto shall be governed by the laws of the State of Colorado, as applied to a contract executed within and to be performed in such State. The parties agree that any disputes shall be definitively resolved by binding arbitration before the American Arbitration Association in Denver, Colorado in accordance with its rules of arbitration procedure then in effect. The parties consent to the jurisdiction to the federal courts of the District of Colorado or, if there shall be no jurisdiction, to the state courts located in Arapahoe County, Colorado, to enforce any arbitration award rendered with respect thereto. Each party shall choose one arbitrator and the two arbitrators shall choose a third arbitrator. All costs and fees related to such arbitration (and judicial enforcement proceedings, if any) shall be borne by the Company unless Employee’s claim is deemed to be frivolous by the arbitrator(s) or judge.

20. Legal Fees. The Company shall pay the reasonable expenses of Employee’s counsel in negotiating this Agreement.

21. Section 409A.

(a) Anything in this Agreement to the contrary notwithstanding, if at the time of Employee’s separation from service within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Company determines that Employee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that Employee becomes entitled to under this Agreement on account of Employee’s separation from service would be considered deferred compensation otherwise subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the

Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after Employee’s separation from service, or (B) Employee’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

(b) All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by Employee during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c) To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon Employee’s termination of employment, then such payments or benefits shall be payable only upon Employee’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A 1(h).

(d) The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A 2(b)(2). The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

22. Application of Internal Revenue Code Section 280G. If any payment or benefit Employee would receive pursuant to a Change in Control from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Employee’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the manner that results in the greatest economic benefit for Employee. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata.

In the event it is subsequently determined by the Internal Revenue Service that some portion of the Reduced Amount as determined pursuant to clause (x) in the preceding paragraph is subject to the

Excise Tax, Employee agrees to promptly return to the Company a sufficient amount of the Payment so that no portion of the Reduced Amount is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount is determined pursuant to clause (y) in the preceding paragraph, Employee will have no obligation to return any portion of the Payment pursuant to the preceding sentence.

Unless Employee and the Company agree on an alternative accounting firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the Change in Control shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

The Company shall use commercially reasonable efforts to cause the accounting firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to the Employee and the Company within fifteen (15) calendar days after the date on which Employee’s right to a Payment is triggered (if requested at that time by the Employee or the Company) or such other time as requested by Employee or the Company.

23.Indemnification. As a condition to the effectiveness of this Agreement, the Company and Employee shall enter into a mutually acceptable indemnification agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

AYTU BIOPHARMA, INC.EMPLOYEE

By: __________________________ ______________________________

Name: VIVIAN LIUName: JOSHUA R. DISBROW

Chairwoman of the Compensation CommitteeChairman and Chief Executive Officer

Board of Directors